CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form SB-2 of Veridicom International, Inc. of our report dated February 11, 2005 relating to the financial statements of Veridicom International, Inc. and to the reference made to our firm under the caption "Experts" included in or made part of this Registration Statement on Form SB-2.

Denver Colorado
April 27, 2005